Exhibit 99.1

NEWS RELEASE

Contact:	Stacy Feit
Investor Relations
Tel: 213-486-6549
Email: investor_relations@mflex.com

MFLEX ANNOUNCES RESTRUCTURING PLAN DESIGNED TO RETURN

COMPANY TO PROFITABILITY

Capacity Consolidation Expected to Significantly Improve Cost Structure

Irvine, CA, February 20, 2014 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuits and assemblies, today announced its restructuring plan which is designed to return the Company to profitability. Following a full review of its manufacturing footprint and in an effort to realign its manufacturing capacity and costs with expected revenues, MFLEX is consolidating its production facilities to reduce the total manufacturing floor space by approximately one-third. The Company’s assembly operation in Chengdu China, along with its two satellite manufacturing facilities in Suzhou, China, will be consolidated into MFLEX’s two main manufacturing plants, MFC2 and MFC3, in Suzhou. In addition, the Company expects to close its engineering and research & development subsidiary in Cambridge, United Kingdom. These changes are expected to be completed by the end of June and the idled production equipment and vacated buildings owned by the Company will be listed for sale.

In connection with these actions, MFLEX anticipates annual cost savings of approximately $50 million, of which 90 percent is expected to reduce cost of sales and 10 percent is expected to lower operating expenses. The Company anticipates that these actions will return it to profitability.

The Company expects to record a total of approximately $40 to $60 million in pre-tax charges for write-downs of production equipment and buildings that will be idled, severance, costs to move and rearrange equipment and other costs and liabilities associated with the restructuring. The charges are anticipated to be taken during the fiscal second and third quarters. This estimate is subject to change based on various factors including the appraisal of idled assets to be sold. The near-term cash outlay portion of these charges is expected to be less than $20 million. In addition, the Company anticipates incurring up to a total of $14 million of capital expenditures for building improvements in the fiscal second and third quarters. This is intended to strengthen the Company’s low-volume, high-mix manufacturing capabilities, which coupled with its current focus on high-volume, low-mix production, is expected to enhance the Company’s offering. The Company expects to partially offset these cash outlays with proceeds from the sale of the idled assets later in the calendar year. MFLEX continues to maintain a strong balance sheet with $111.9 million in cash and cash equivalents and no debt at December 31, 2013.

Page | 1

Reza Meshgin, Chief Executive Officer of MFLEX commented, “We believe this capacity consolidation will align our cost structure with projected net sales levels while allowing us to maintain the long-term capacity necessary to support our growth objectives. Our manufacturing footprint will now possess the newest and most capable equipment with a more efficient configuration. We expect this to improve our manufacturing efficiencies and yields and further strengthen our competitive position in the flexible printed circuit board market, while minimizing our near term capital expenditure requirements.”

Mr. Meshgin continued, “Our restructuring initiatives are expected to reduce our annual revenue capacity by over 30 percent to approximately $920 million, or $230 million per quarter. As we enter fiscal 2015, we are targeting a quarterly breakeven point of roughly $160 to $165 million. We believe this capacity will be sufficient to support our key customers, as well as our growing base of newer customers, over the next 12 months. After that time, we believe we have the ability to incrementally increase capacity at a much lower cost, if or when needed.”

Mr. Meshgin concluded, “Once our restructuring is completed, we expect to have a significantly improved cost structure to support sustainable profitability and competitiveness. We anticipate a return to profitability, excluding special charges, in the fiscal fourth quarter and to exit the year with strong operating cash flow. This should position us well for an exciting fiscal 2015.”

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuits and assemblies to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include smartphones, tablets, computer/data storage, portable bar code scanners, personal computers, wearables and other consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Page | 2

Forward-Looking Statements

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding: the Company’s restructuring plans, including without limitation, the anticipated timing, charges, write-downs and costs related thereto (including the cash portion thereof and future off-sets), the cost savings anticipated, and the facilities to be consolidated or closed; assets to be idled and listed for sale, including the proceeds therefrom; profitability, including when the Company is expected to return to profitability and breakeven points; projected net sales levels; capacity levels, including incremental increases thereof; manufacturing efficiencies and yields; the Company’s competitive position; capital expenditure levels; sales to the Company’s customers, including its newer customers; the Company’s cost structure; and operating cash flow. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “forecast,” “guidance,” “should,” “preliminary,” “scheduled,” “assume,” “can,” “will,” “plan,” “could,” “designed,” “expect,” “estimate,” “aim,” “intend,” “look,” “see,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the Company’s forward-looking statements as a result of a variety of factors including the Company’s ability to implement its restructuring plans; possible changes in the size and components of the expected costs, charges and write-downs associated with its restructuring plans; actions taken by the Company’s customers in response to the restructuring; actual sales levels achieved by the Company with its newer and key customers; the Company’s effectiveness in managing manufacturing processes, inventory levels, costs, quality assurance and yields; the ramping and launch of new programs; currency fluctuations; the Company’s ability to remain cost competitive; the degree to which the Company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans; the outcome of tax audits; labor issues in the jurisdictions in which the Company operates; and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended December 31, 2013. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

Page | 3